Exhibit 99.1

EQT Reports Fourth Quarter and Year-End 2017 Earnings

PITTSBURGH--(BUSINESS WIRE)--February 15, 2018--EQT Corporation (NYSE: EQT) today announced fourth quarter and full-year 2017 results.

2017 Highlights:

  Completed acquisition of Rice Energy
  Announced 59% increase in proved reserves
  Received FERC Certificate for Mountain Valley Pipeline
  Production sales volume was 17% higher than 2016
  Average realized price was 23% higher than 2016
Financial Results	Year Ended
	December 31,
($ millions, except EPS)	2017	2016	Difference
Net Income/(Loss) Attributable to EQT	$1,508.5	$(453.0)	$1,961.5
Adjusted Net Income/(Loss) Attributable to EQT (a non-GAAP measure)	$276.3	$(54.3)	$330.6
Diluted Earnings Per Share (EPS)	$8.04	$(2.71)	$10.75
Adjusted Earnings (Loss) Per Diluted Share (EPS) (a non-GAAP measure)	$1.47	$(0.33)	$1.80
Net Cash Provided by Operating Activities	$1,637.7	$1,064.3	$573.4
Adjusted Operating Cash Flow Attributable to EQT (a non-GAAP measure)	$1,193.1	$832.8	$360.3

	Three Months Ended
	December 31,
($ millions, except EPS)	2017	2016	Difference
Net Income/(Loss) Attributable to EQT	$1,280.1	$(192.0)	$1,472.1
Adjusted Net Income Attributable to EQT (a non-GAAP measure)	$167.5	$43.8	$123.7
Diluted Earnings Per Share (EPS)	$5.83	$(1.11)	$6.94
Adjusted Earnings Per Share (EPS) (a non-GAAP measure)	$0.76	$0.25	$0.51
Net Cash Provided by Operating Activities	$426.3	$296.6	$129.7
Adjusted Operating Cash Flow Attributable to EQT (a non-GAAP measure)	$415.6	$332.3	$83.3

As a result of the federal tax reform legislation, net income for the three months and year-ended December 31, 2017, includes a tax benefit of approximately $1.2 billion for the revaluation of existing net deferred tax liabilities to the lower corporate tax rate. Adjusted earnings for the year-ended December 31, 2017, were higher primarily due to increased commodity prices and sales volume, partly offset by higher operating expenses. Adjusted cash flow for year-ended December 31, 2017, includes $183 million of transaction-related expenses.

Fourth quarter adjusted earnings were higher primarily due to higher sales volume, partially offset by higher operating expenses.

The Non-GAAP Disclosures section of this news release provides reconciliations of non-GAAP financial measures to the most comparable GAAP financial measure, as well as important disclosures regarding certain projected non-GAAP financial measures.

RESULTS BY BUSINESS

EQT PRODUCTION
Financial Results	Year Ended
	December 31,
($ millions, except average realized price)	2017	2016	Difference
Sales volume (Bcfe)	887.5	759.0	128.5
Pipeline and net marketing services	$65.0	$41.0	$24.0
Operating revenue	$3,106.3	$1,387.1	$1,719.2
Adjusted operating revenue (a non-GAAP measure)	$2,694.2	$1,872.3	$821.9
Operating expenses	$2,516.6	$2,114.8	$401.8
Operating income / (loss)	$589.7	$(719.7)	$1,309.4
Adjusted operating income / (loss) (a non-GAAP measure)	$262.9	$(164.0)	$426.9
Average realized price ($/Mcfe)	$3.04	$2.47	$0.57

The increase in operating income for 2017 was primarily due to a gain on derivatives not designated as hedges, a higher average realized price, and increased sales volumes for produced natural gas and natural gas liquids (NGLs), as a result of recent acquisitions and drilling activity, partly offset by increased operating expenses.

The increase in the average realized price for the year was primarily due to an increase in the average NYMEX natural gas price, including cash settled derivatives, of $0.29 per Mcf; an increase in the average natural gas differential of $0.19 per Mcf; and an increase in NGLs pricing.

Operating expenses for 2017 were $401.8 million higher than last year. Transmission expense increased $154.1 million, gathering expense increased $66.4 million, and processing expense increased $54.7 million, all consistent with higher volumes and improved access to premium markets. Depreciation, depletion and amortization expense (DD&A) increased $123.1 million as a result of higher sales volumes, partly offset by a lower depletion rate year-over-year. Selling, general and administrative expense (SG&A) was $14.6 million lower due to the absence of one-time items from the prior year, including a charge for pension settlement and legal reserves in 2016, partially offset by higher SG&A associated with the Rice acquisition.

	Three Months Ended
	December 31,
($ millions, except average realized price)	2017	2016	Difference
Sales volume (Bcfe)	294.4	198.4	96.0
Pipeline and net marketing services	$33.3	$12.9	$20.4
Operating revenue	$1,048.9	$318.3	$730.6
Adjusted operating revenue (a non-GAAP measure)	$896.3	$578.5	$317.8
Operating expenses	$781.4	$577.4	$204.0
Operating income / (loss)	$267.4	$(251.1)	$518.5
Adjusted operating income (a non-GAAP measure)	$163.5	$32.1	$131.4
Average realized price ($/Mcfe)	$3.04	$2.92	$0.12

The increase in operating income for the quarter was primarily due to a sales volume increase for both produced natural gas and NGLs related to recent acquisitions, including Rice, and drilling activity and a gain on derivatives not designated as hedges, partly offset by increased operating expenses.

The increase in the average realized price for the quarter was primarily due to an improvement in NGLs pricing.

Operating expenses for the quarter were $204.0 million higher than the same period last year. DD&A increased $103.9 million, gathering expense increased $39.2 million, transmission expense increased $34.7 million, and processing expense increased $9.4 million, consistent with increased volumes and improved access to premium markets.

EQT MIDSTREAM PARTNERS (EQM) GATHERING

Financial Results	Year Ended
	December 31,
($ millions)	2017	2016	Difference
Operating revenue	$454.5	$397.5	$57.0
Operating expenses	$121.0	$108.5	$12.5
Operating income	$333.6	$289.0	$44.6

	Three Months Ended
	December 31,
($ millions)	2017	2016	Difference
Operating revenue	$123.5	$100.2	$23.3
Operating expenses	$32.7	$29.4	$3.3
Operating income	$90.8	$70.8	$20.0

Operating income increased 15% in 2017, and 28% in the fourth quarter, primarily due to higher revenues driven by production development in the Marcellus Shale. Revenue from firm reservation fees represented 90% of total revenue during 2017 and 86% for the fourth quarter.

Operating expenses increased primarily as a result of higher depreciation and amortization expense due to additional assets placed in-service, including those associated with the Range Resources header pipeline project and various affiliate wellhead gathering expansion projects. Operating and maintenance expenses increased primarily as a result of higher personnel costs and increased property taxes, consistent with the Company’s growth.

EQM TRANSMISSION

Financial Results	Year Ended
	December 31,
($ millions)	2017	2016	Difference
Operating revenue	$379.6	$338.1	$41.5
Operating expenses	$132.4	$100.2	$32.2
Operating income	$247.1	$237.9	$9.2

	Three Months Ended
	December 31,
($ millions)	2017	2016	Difference
Operating revenue	$101.0	$94.8	$6.2
Operating expenses	$42.8	$31.0	$11.8
Operating income	$58.2	$63.8	$(5.6)

The increase in operating income was primarily due to higher firm reservation fee revenue on the Ohio Valley Connector (OVC). Revenue from firm reservation fees represented 92% of total revenues during 2017.

Operating expenses were $1.3 million higher than last year, excluding a $10.5 million non-cash charge to depreciation and amortization expense in the fourth quarter of 2017. The non-cash charge related to a revaluation of differences between regulatory and tax bases in property, plant, and equipment.

OTHER BUSINESS
Acquisition of Rice Energy
On November 13, 2017, EQT completed the acquisition (Rice Merger) of Rice Energy Inc. (Rice). EQT acquired all of the outstanding shares of Rice common stock in exchange for 0.37 shares of EQT stock and $5.30 in cash per share of Rice stock.

The foundation of the transaction with Rice was the ability to realize significant synergies on SG&A expenses, as well as capture improved capital returns resulting from the ability to drill longer laterals on its much larger contiguous acreage position.

In 2018, SG&A savings from the acquisition are approximately $110 million and capital efficiency savings are approximately $210 million. The forecasted average lateral length in southwestern Pennsylvania is projected to be 13,600 feet.

As a result of replacing $1.3 billion of Rice senior notes with lower coupon investment grade debt, EQT expects to realize $45 million in annual interest savings.

Through the Rice Merger, EQT also acquired a controlling interest in Rice Midstream Partners LP (RMP), for which EQT will now report additional segments for RMP Gathering and RMP Water. A discussion of the results of those segments has been omitted from this release as EQT only reports the results of RMP from the acquisition date of November 13, 2017 and there is no comparable period.

2017 Reserves Report
In a separate news release issued today, EQT reported total proved reserves at December 31, 2017, of 21.4 Tcfe, a 59% increase over 2016. Proved developed reserves increased 65% over 2016 to 11.3 Tcfe.

Mountain Valley Pipeline
The Federal Energy Regulatory Commission (FERC) issued a Certificate of Public Convenience and Necessity for the Mountain Valley Pipeline project in October 2017. As of December 2017, Mountain Valley Pipeline, LLC (MVP JV) had received all of the necessary federal permits required for the project. In early January 2018, the MVP JV began filing requests for partial Notices to Proceed with the FERC, and subsequently has received permission to begin construction activities in certain areas along the route. The 303-mile pipeline is estimated to cost $3.5 billion, with EQM funding its proportional share, or approximately $1.6 billion. The MVP JV has secured a total of 2 Bcf per day of firm capacity commitments at 20-year terms and continues to target a late 2018 in-service date.

Notes Issuance
On October 4, 2017, the Company completed the public offering of Senior Notes and Floating Rate Notes totaling $3.0 billion. Net proceeds from the sale of the notes were primarily used to fund a portion of the cash consideration for, to refinance assumed indebtedness in, and to pay expenses related to the Rice Merger. Net proceeds from the sale of the notes were also used to redeem Company Senior Notes due in 2018.

Tax Reform Impact
On December 22, 2017, the Tax Cuts and Jobs Act of 2017 was enacted, lowering the federal corporate tax rate to 21% from 35%. As a result, the Company recorded a deferred tax benefit of $1.2 billion in the fourth quarter to revalue its existing net deferred tax liabilities to the lower rate.

This legislation also repealed the alternative minimum tax (AMT) and provides that existing AMT credit carryforwards can be utilized to offset current federal taxes owed in tax years 2018 through 2020. In addition, 50% of any unused AMT credit carryforwards can be refunded during these years with any remaining AMT credit carryforward being fully refunded in 2021. The Company expects a refund of $200 million related to 2018. The Company had approximately $435 million of AMT credit carryforwards as of December 31, 2017.

Lastly, this legislation preserved the deductibility of intangible drilling costs for federal income tax purposes and provides bonus depreciation which allows the Company to deduct 100% of its unregulated tangible capital deployed between 2018 and 2020. After 2022, the bonus percentage is reduced by 20% each year until it expires in 2027. None of the other provisions are expected to have a material effect on the Company's results of operations.

Marcellus Acreage Acquisitions
During 2017, the Company acquired approximately 110,000 net Marcellus acres, with drilling rights on approximately 55,000 net Utica acres, in the Company’s liquids-rich West Virginia core development area. The Company paid net cash of $740.1 million during the year-ended December 31, 2017, for these acquisitions, which exclude Rice.

EQT Midstream Partners, LP (NYSE: EQM) / EQT GP Holdings, LP (NYSE: EQGP) / Rice Midstream Partners LP (NYSE: RMP)
On January 18, 2018, EQM announced a cash distribution to its unitholders of $1.025 per unit for the fourth quarter. EQGP announced a cash distribution to its unitholders of $0.244 per unit for the fourth quarter 2017. RMP also announced a cash distribution to its unitholders of $0.2917 per unit for the fourth quarter 2017.

The 2017 financial results for EQM and EQGP were released today and provide operational results, as well as updates on significant midstream projects under development by EQM. This news release is available at www.eqtmidstreampartners.com.

Calculation of Net Income Attributable to Noncontrolling Interest (NCI)

The results of EQGP, EQM, RMP and Strike Force Midstream LLC (Strike Force) are consolidated in EQT’s results. For the year ended December 31, 2017, EQT’s results reflected earnings of $349.6 million, or $1.86 per diluted share, attributable to the publicly held partnership interests and the minority interest in Strike Force.

	Year Ended December 31, 2017
	Unitholder interest in net	Public / minority	NCI interest in
(thousands)	income (a)	ownership	EQT earnings
EQM	$428,373	71.65%	$306,927
EQGP	$261,993	9.94%	$26,042
RMP	$22,131	71.89%	$15,910
Strike Force	$2,936	25.00%	$734
Total			$349,613

	Three Months Ended December 31, 2017
	Unitholder interest in net	Public / minority	NCI interest in
(thousands)	income (a)	ownership	EQT earnings
EQM	$105,553	71.65%	$75,628
EQGP	$70,344	9.94%	$6,992
RMP	$22,131	71.89%	$15,910
Strike Force	$2,936	25.00%	$734
Total			$99,264

(a)Excludes incentive distribution rights

Hedging
As of January 31, 2018, the approximate volumes and prices of the Company’s derivative commodity instruments hedging sales of produced gas for 2018 through 2020 were:

	2018(a)	2019	2020
NYMEX Swaps
Total Volume (Bcf)	541	234		234
Average Price per Mcf (NYMEX)	$3.14	$3.03		$3.05

Collars
Total Volume (Bcf)	117	66		−
Average Floor Price per Mcf (NYMEX)	$3.28	$3.15	$	−
Average Cap Price per Mcf (NYMEX)	$3.78	$3.68	$	−

Puts (Long)
Total Volume (Bcf)	10	7		−
Average Floor Price per Mcf (NYMEX)	$2.91	$2.94	$	−

(a)Full year 2018

  The Company also sold calendar year 2018 and 2019 calls for approximately 64 Bcf and 45 Bcf, respectively, at strike prices of $3.49 per Mcf and $3.69 per Mcf, respectively
  For 2018, the Company also sold puts for approximately 3 Bcf, at a strike price of $2.63 per Mcf
  The average price is based on a conversion rate of 1.05 MMBtu/Mcf

Operating Income (Loss)
The Company reports operating income (loss) by segment in this news release. Interest, income taxes, and unallocated expense are controlled on a consolidated, corporate-wide basis and are not allocated to the segments.

The following table reconciles operating income (loss) by segment, as reported in this news release, to the consolidated operating income reported in the Company’s financial statements:

	Three Months Ended		Year Ended
	December 31,		December 31,
(thousands)	2017	2016	2017	2016
Operating income (loss):
EQT Production	$267,439	$(251,053)	$589,716	$(719,731)
EQM Gathering	90,847	70,753	333,563	289,027
EQM Transmission	58,150	63,837	247,145	237,922
RMP Gathering	21,800	−	21,800	−
RMP Water	4,145	−	4,145	−
Unallocated expense	(227,532)	(73,003)	(263,388)	(85,518)
Operating income (loss)	$214,849	$(189,466)	$932,981	$(278,300)

Unallocated expenses generally include incentive compensation costs and administrative expenses. In addition, 2017 includes $237.3 million of Rice Merger related expenses and 2016 includes a $59.7 million impairment on gathering assets prior to the sale to EQM.

Wells Drilled (spud)

	Marcellus	Upper Devonian	Ohio Utica (net)
2017	144	49	4
Q4 2017	40	5	4
2018 Forecast	134	16	25
Q1 2018 Forecast	20 – 25	3 – 5	6 – 8

  2017 average lateral lengths: Marcellus 8,900; Upper Devonian 9,800; Ohio Utica 10,500
  Q4 2017 average lateral lengths: Marcellus 9,800; Upper Devonian 11,500; Ohio Utica 10,500
  2018 forecasted average lateral lengths: Marcellus 12,600; Upper Devonian 15,800; Ohio Utica 11,000

Wells Turned-in-line (TIL)

	Marcellus	Upper Devonian	Ohio Utica (net)
2017	113	37	3
Q4 2017	53	13	3
2018 Forecast	160 – 170	20 – 25	20 – 25
Q1 2018 Forecast	18 – 21	4	4

  2017 average lateral lengths: Marcellus 7,400; Upper Devonian 8,300; Ohio Utica 12,800
  Q4 2017 average lateral lengths: Marcellus 7,100; Upper Devonian 7,000; Ohio Utica 12,700
  2018 forecasted average lateral lengths: Marcellus 8,700; Upper Devonian 11,300; Ohio Utica 11,500

Marcellus Horizontal Well Status (cumulative since inception)

	As of	As of	As of	As of	As of
	12/31/17*	9/30/17	6/30/17	3/31/17	12/31/16*
Wells drilled (spud)	1,743	1,288	1,259	1,216	1,046
Wells online	1,424	1,060	1,028	1,013	875
Wells complete, not online	21	21	15	20	21
Wells drilled, uncompleted	298	207	216	183	150

*Includes 77 wells acquired in 2016 and 570 wells acquired in 2017

NON-GAAP DISCLOSURES
Adjusted Net Income (Loss) Attributable to EQT and Adjusted Earnings per Diluted Share (Adjusted EPS)
Adjusted net income (loss) attributable to EQT and adjusted EPS are non-GAAP supplemental financial measures that are presented because they are important measures used by management to evaluate period-to-period comparisons of earnings trends. Adjusted net income (loss) attributable to EQT and adjusted EPS should not be considered as alternatives to net income (loss) attributable to EQT or earnings per diluted share (EPS) presented in accordance with GAAP. Adjusted net income (loss) attributable to EQT as presented excludes the revenue impact of changes in the fair value of derivative instruments prior to settlement, Rice Merger-related expenses, and certain other items that impact comparability between periods. Management utilizes adjusted net income (loss) attributable to EQT to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts; thus, the income from natural gas sales is not impacted by the often-volatile fluctuations in the fair value of derivatives prior to settlement. The measure also excludes other items that affect the comparability of results. Management believes that adjusted net income (loss) attributable to EQT as presented provides useful information for investors for evaluating period-over-period earnings.

The table below reconciles adjusted net income (loss) attributable to EQT and adjusted EPS with net income (loss) attributable to EQT and EPS as derived from the statements of consolidated operations to be included in EQT’s report on Form 10-K for the year ended December 31, 2017.

	Three Months Ended		Year Ended
	December 31,		December 31,
(thousands, except per share information)	2017	2016	2017	2016
Net income (loss) attributable to EQT, as reported	$1,280,071	$(191,958)	$1,508,529	$(452,983)
Add back / (deduct):
Asset and Lease Impairments	15,274	69,935	20,327	75,434
Rice Merger-related costs	222,634	–	245,281	–
(Gain) loss on derivatives not designated as hedges	(167,328)	216,649	(390,021)	248,991
Net cash settlements received on derivatives not designated as hedges	47,565	56,909	40,728	279,425
Premiums received (paid) for derivatives that settled during the period	537	(558)	2,132	(2,132)
Loss on debt extinguishment	12,641	–	12,641	–
Huron Restructuring Charges	–	–	–	4,360
Pension Settlement Charge	–	–	–	9,403
Gain on sale / exchange of assets	–	(8,025)	–	(8,025)
Tax impact of non-GAAP items*	(49,199)	(134,634)	31,296	(244,197)
Subtotal	1,362,195	8,318	1,470,913	(89,724)
Tax benefit related to federal tax law change**	(1,205,140)	–	(1,205,140)	–
Tax expense related to regulatory liability	10,488	–	10,488	–
Tax expense related to regulatory asset	–	35,438	–	35,438
Adjusted net income (loss) attributable to EQT	$167,543	$43,756	$276,261	$(54,286)
Diluted weighted average common shares outstanding	219,712	173,688	187,727	166,978
Diluted EPS, as adjusted	$0.76	$0.25	$1.47	$(0.33)
*

Blended tax rates of 37.46% and 45.41% were applied to the items under the caption “Add back (deduct)” for the three months and year ended December 31, 2017, respectively. A tax rate of 40.2% was applied to the items under the caption “Add back (deduct)” for the three months and year ended December 31, 2016. This represents the incremental deferred tax (expense) benefit that would have been incurred had these items been excluded from net income (loss) attributable to EQT.

**	The income tax benefit of $1.2 billion for the three months and year ended December 31, 2017 reflects the revaluation of net deferred tax liabilities to the lower corporate tax rate due to the Tax Cuts and Jobs Act of 2017.

Operating Cash Flow, Adjusted Operating Cash Flow Attributable to EQT and Adjusted Operating Cash Flow Attributable to EQT Production
Operating cash flow, adjusted operating cash flow attributable to EQT and adjusted operating cash flow attributable to EQT Production are non-GAAP supplemental financial measures that are presented as indicators of an oil and gas exploration and production company’s ability to internally fund exploration and development activities and to service or incur additional debt. EQT includes this information because management believes that changes in operating assets and liabilities relate to the timing of cash receipts and disbursements and therefore may not relate to the period in which the operating activities occurred. Adjusted operating cash flow attributable to EQT is EQT’s net cash provided by operating activities, less changes in other assets and liabilities, adjusted to exclude EQM and RMP adjusted EBITDA, plus EQM and RMP interest expense plus the EQGP and RMP cash distributions payable to EQT. Prior to EQT’s 2018 operational forecast announcement in December 2017, the Company’s calculation of adjusted operating cash flow attributable to EQT did not include the addition of EQM’s and RMP’s interest expense. The Company believes it is preferable to present this non-GAAP supplemental financial measure with this adjustment as it better reflects EQT’s cash flows by excluding the cost of debt for EQM and RMP. EQT has recast all periods presented to be consistent with this change in the definition of adjusted operating cash flow attributable to EQT. Management believes that removing the impact on operating cash flows of the public unitholders of EQGP, EQM and RMP that is otherwise required to be consolidated in EQT’s results provides useful information to an EQT investor. As used in this news release, adjusted operating cash flow attributable to EQT Production means the EQT Production segment’s total operating revenues less the EQT Production segment’s cash operating expense, less gains (losses) on derivatives not designated as hedges, plus net cash settlements received (paid) on derivatives not designated as hedges, plus premiums received (paid) for derivatives that settled during the period, plus EQT Production asset impairments (if applicable). Operating cash flow, adjusted operating cash flow attributable to EQT and adjusted operating cash flow attributable to EQT Production should not be considered as alternatives to net cash provided by operating activities presented in accordance with GAAP. The table below reconciles operating cash flow and adjusted operating cash flow attributable to EQT with net cash provided by operating activities, as derived from the statements of consolidated cash flows to be included in EQT’s report on Form 10-K for the year ended December 31, 2017.

	Three Months Ended		Year Ended
	December 31,		December 31,
thousands	2017	2016	2017	2016
Net cash provided by operating activities	$426,326	$296,621	$1,637,698	$1,064,320
Add back / (deduct)
Changes in other assets and liabilities	116,921	144,764	10,664	174,272
Operating cash flow (a non-GAAP measure)	543,247	441,385	1,648,362	1,238,592
(Deduct) / add back:
EQM adjusted EBITDA(1)	(185,098)	(156,868)	(689,498)	(572,611)
RMP adjusted EBITDA(1)	(33,457)	–	(33,457)	–
EQM net interest expense	10,167	5,318	36,181	16,766
RMP net interest expense	826	–	826	–
Cash distribution payable to EQT from EQGP(2)	58,490	42,430	209,271	150,062
Cash distribution payable to EQT from RMP(3)	21,432	–	21,432	–
Adjusted operating cash flow attributable to EQT	$415,607	$332,265	$1,193,117	$832,809
(1)	EQM adjusted EBITDA and RMP adjusted EBITDA are non-GAAP supplemental financial measures reconciled in this section.
(2)	Cash distribution payable to EQT for the three months and year ended December 31, 2017 and 2016, represents the distribution payable from EQGP to EQT related to the respective period.
(3)	Cash distribution payable to EQT for the three months and year ended December 31, 2017 represents the distribution payable from RMP to EQT related to the respective period, as well as a cash distribution received by EQT from RMP following the Rice Merger in respect of the third quarter of 2017 distribution which was payable November 16, 2017.

EQT has not provided projected net cash provided by operating activities or reconciliations of projected adjusted operating cash flow attributable to EQT or EQT Production to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. EQT is unable to project net cash provided by operating activities because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. EQT is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its and customers’ payments, with accuracy to a specific day, three or more months in advance. Furthermore, EQT does not provide guidance with respect to its average realized price or income taxes, among other items, that are reconciling items between net cash provided by operating activities and adjusted operating cash flow attributable to EQT and adjusted operating cash flow attributable to EQT Production, as applicable. Natural gas prices are volatile and out of EQT’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, EQT is unable to provide projected net cash provided by operating activities, or the related reconciliations of projected adjusted operating cash flow attributable to EQT and EQT Production to projected net cash provided by operating activities, without unreasonable effort.

EQT Production Adjusted Operating Revenue
The table below reconciles EQT Production adjusted operating revenues, a non-GAAP supplemental financial measure, to EQT Production total operating revenue, as reported in the EQT Production Results of Operations, its most directly comparable financial measure calculated in accordance with GAAP. Refer to the Financial Information by Business Segment footnote to be included in EQT’s report on Form 10-K for the year ended December 31, 2017, for a reconciliation of EQT Production total operating revenue to EQT Corporation total operating revenue, as reported.

EQT Production adjusted operating revenue (also referred to as total natural gas & liquids sales, including cash settled derivatives) is presented because it is an important measure used by the Company’s management to evaluate period-over-period comparisons of earnings trends. EQT Production adjusted operating revenue as presented excludes the revenue impact of changes in the fair value of derivative instruments prior to settlement and the revenue impact of certain pipeline and net marketing services. Management utilizes EQT Production adjusted operating revenue to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts and thus does not impact the revenue from natural gas sales with the often volatile fluctuations in the fair value of derivatives prior to settlement. EQT Production adjusted operating revenue also excludes "Pipeline and net marketing services" because management considers this revenue to be unrelated to the revenue for its natural gas and liquids production. EQT Production "Pipeline and net marketing services" includes revenue for gathering services provided to third-parties, as well as both the cost of and recoveries on third-party pipeline capacity not used for EQT Production sales volume. Management further believes that EQT Production adjusted operating revenue, as presented, provides useful information to investors for evaluating period-over-period earnings trends.

Calculation of EQT Production Adjusted	Three Months Ended		Year Ended
Operating Revenue	December 31,		December 31,
$ in thousands (unless noted)	2017	2016	2017	2016
EQT Production total operating revenue, as reported on segment page	$1,048,856	$318,302	$3,106,337	$1,387,054
(Deduct) / add back:
(Gain) loss on derivatives not designated as hedges	(167,328)	216,649	(390,021)	248,991
Net cash settlements received on derivatives not designated as hedges	47,565	56,909	40,728	279,425
Premiums received (paid) for derivatives that settled during the period	537	(558)	2,132	(2,132)
Pipeline and net marketing services	(33,342)	(12,852)	(64,998)	(41,048)
EQT Production adjusted operating revenue, a non-GAAP measure	$896,288	$578,450	$2,694,178	$1,872,290

Total sales volumes (MMcfe)	294,439	198,399	887,520	758,967

Average realized price ($/Mcfe)	$3.04	$2.92	$3.04	$2.47

EQT Production Adjusted Operating Income (Loss)
The table below reconciles EQT Production adjusted operating income (loss), a non-GAAP supplemental financial measure, to EQT Production operating income (loss), as reported in the EQT Production Results of Operations. Refer to the Operating Income (Loss) section in this news release for a reconciliation of EQT Production total operating income (loss) to EQT Corporation total operating income (loss), as reported.

EQT Production adjusted operating income (loss) is presented because it is an important measure used by EQT’s management to evaluate period-over-period comparisons of earnings trends. EQT Production adjusted operating income (loss) should not be considered as an alternative to EQT Corporation operating income (loss) presented in accordance with GAAP. EQT Production adjusted operating income (loss) as presented excludes the revenue impact of changes in the fair value of derivative instruments prior to settlement, asset impairments and drilling expenses, pension settlement charges and restructuring charges. Management utilizes EQT Production adjusted operating income (loss) to evaluate earnings trends because the measure reflects only the impact of settled derivative contracts and thus the income from natural gas sales is not impacted by the often volatile fluctuations in the fair value of derivatives prior to settlement. The measure also excludes certain other items that affect the comparability of results. Management believes that EQT Production adjusted operating income (loss) as presented provides useful information for investors for evaluating period-over-period earnings.

	Three Months Ended		Year Ended
	December 31,		December 31,
(thousands)	2017	2016	2017	2016
EQT Production operating income (loss), as reported on segment page	$ 267,439	$ (251,053)	$ 589,716	$ (719,731)
(Deduct) / add back:
(Gain) loss on derivatives not designated as hedges	(167,328)	216,649	(390,021)	248,991
Net cash settlements received on derivatives not designated as hedges	47,565	56,909	40,728	279,425
Premiums received (paid) for derivatives that settled during the period	537	(558)	2,132	(2,132)
Asset impairments and drilling expenses	15,274	10,187	20,327	15,686
Pension settlement charges	–	–	–	9,403
Restructuring charges	–	–	–	4,360
EQT Production adjusted operating income (loss)	$ 163,487	$ 32,134	$ 262,882	$ (163,998)

EQM Adjusted EBITDA
As used in this news release, EQM adjusted EBITDA means EQM’s net income plus EQM’s net interest expense, depreciation and amortization expense, income tax expense (if applicable), preferred interest payments received post-conversion and non-cash long-term compensation expense less EQM’s equity income, AFUDC-equity, pre-acquisition capital lease payments for Allegheny Valley Connector, LLC (AVC), and adjusted EBITDA of assets prior to acquisition. EQM adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of EQT’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess the effects of the noncontrolling interests in relation to:

  EQT's operating performance as compared to other companies in its industry;
  the ability of EQT's assets to generate sufficient cash flow to make distributions to its investors;
  EQT's ability to incur and service debt and fund capital expenditures; and
  the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

EQT believes that EQM EBITDA provides useful information to investors in assessing the impact of the noncontrolling interest in EQM on EQT's financial condition and results of operations. EQM adjusted EBITDA should not be considered as an alternative to EQM’s net income, operating income, or any other measure of financial performance or liquidity presented in accordance with GAAP. EQM adjusted EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect EQM's net income. Additionally, because EQM adjusted EBITDA may be defined differently by other companies in EQT's or EQM's industries, the definition of EQM adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measure. The table below reconciles EQM adjusted EBITDA with EQM’s net income, as derived from the statements of consolidated operations to be included in EQM’s report on Form 10-K for the year ended December 31, 2017.

	Three Months Ended		Year Ended
	December 31,		December 31,
(thousands)	2017	2016	2017	2016
Net income	$146,631	$135,700	$571,904	$537,954
Add back:
Net interest expense	10,167	5,318	36,181	16,766
Depreciation and amortization expense	33,294	19,514	97,485	62,691
Preferred interest payments received post conversion	2,746	2,764	10,984	2,764
Non-cash long-term compensation expense	–	–	225	195
Income tax expense	–	–	–	10,147
Less:
Equity income	(6,758)	(3,759)	(22,171)	(9,898)
AFUDC – equity	(982)	(2,669)	(5,110)	(19,402)
Pre-acquisition capital lease payments for AVC	–	–	–	(17,186)
Adjusted EBITDA attributable to the assets prior to acquisition	–	–	–	(11,420)
EQM Adjusted EBITDA	$185,098	$156,868	$689,498	$572,611

RMP Adjusted EBITDA
RMP adjusted EBITDA means RMP’s net income (loss) plus RMP’s net interest expense, depreciation expense, and non-cash equity compensation expense. RMP adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of EQT’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess the effects of the noncontrolling interests in relation to:

  EQT's operating performance as compared to other companies in its industry;
  the ability of EQT's assets to generate sufficient cash flow to make distributions to its investors;
  EQT's ability to incur and service debt and fund capital expenditures; and
  the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

EQT believes that RMP adjusted EBITDA provides useful information to investors in assessing the impact of the noncontrolling interest in RMP on EQT's financial condition and results of operations. RMP adjusted EBITDA should not be considered as an alternative to RMP’s net income, operating income, or any other measure of financial performance or liquidity presented in accordance with GAAP. RMP adjusted EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect RMP's net income. Additionally, because RMP adjusted EBITDA may be defined differently by other companies in EQT's or RMP's industries, the definition of RMP adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measure. The table below reconciles RMP adjusted EBITDA with RMP’s net income for the successor period November 13, 2017 to December 31, 2017, as derived from the statements of consolidated operations to be included in RMP’s report on Form 10-K for the year ended December 31, 2017.

	Three Months Ended		Year Ended
	December 31,		December 31,
(thousands)	2017	2016	2017	2016
Net income	$25,134	$–	$25,134	$–
Add back:
Net interest expense	826	–	826	–
Depreciation and amortization expense	7,480	–	7,480	–
Non-cash long-term compensation expense	17	–	17	–
RMP Adjusted EBITDA	$33,457	$–	$33,457	$–
(a)	The 2017 activity reflects the post-acquisition period from November 13, 2017 to December 31, 2017.

Year-End and Fourth Quarter 2017 Webcast Information
The Company's conference call with securities analysts begins at 10:30 a.m. ET today and will be broadcast live via the Company's web site at www.eqt.com, and on the investor information page of the Company’s web site at ir.eqt.com, with a replay available for seven days following the call.

EQT Midstream Partners, LP and EQT GP Holdings, LP, for which EQT Corporation is the parent company, will also host a joint conference call with security analysts today, beginning at 11:30 a.m. ET. The call will be broadcast live via www.eqtmidstreampartners.com, with a replay available for seven days following the call.

About EQT Corporation:
EQT Corporation is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, and transmission. With nearly 130 years of experience and a long-standing history of good corporate citizenship, EQT is the largest producer of natural gas in the United States. As a leader in the use of advanced horizontal drilling technology, EQT is committed to minimizing the impact of drilling-related activities and reducing its overall environmental footprint. Through safe and responsible operations, EQT is helping to meet our nation’s growing demand for clean-burning energy, while continuing to provide a rewarding workplace and enrich the communities where its employees live and work. EQT owns the general partner interest and a 90% limited partner interest in EQT GP Holdings, LP, which owns the general partner interest, all of the incentive distribution rights, and a portion of the limited partner interest in EQT Midstream Partners, LP. EQT also owns the general partner interest, all of the incentive distribution rights, and a 28% limited partner interest in Rice Midstream Partners LP.

Visit EQT Corporation at www.EQT.com; and to learn more about EQT’s sustainability efforts, please visit https://csr.eqt.com.

About EQT Midstream Partners:
EQT Midstream Partners, LP is a growth-oriented limited partnership formed by EQT Corporation to own, operate, acquire, and develop midstream assets in the Appalachian Basin. The Partnership provides midstream services to EQT Corporation and third-party companies through its strategically located transmission, storage, and gathering systems that service the Marcellus and Utica regions. The Partnership owns approximately 950 miles of FERC-regulated interstate pipelines; and also owns approximately 1,800 miles of high- and low-pressure gathering lines.

Visit EQT Midstream Partners, LP at www.eqtmidstreampartners.com.

About EQT GP Holdings:
EQT GP Holdings, LP is a limited partnership that owns the general partner interest, all of the incentive distribution rights, and a portion of the limited partner interests in EQT Midstream Partners, LP. EQT Corporation owns the general partner interest and a 90% limited partner interest in EQT GP Holdings, LP.

Visit EQT GP Holdings, LP at www.eqtmidstreampartners.com.

About Rice Midstream Partners:
Rice Midstream Partners LP is a fee-based, growth-oriented limited partnership formed to own, operate, develop and acquire midstream assets in the Appalachian basin. RMP provides midstream services to EQT Corporation and third-party companies through its natural gas gathering, compression and water assets in the rapidly developing dry gas cores of the Marcellus and Utica Shales.

Visit Rice Midstream Partners LP at www.ricemidstream.com.

EQT Management speaks to investors from time to time and the analyst presentation for these discussions, which is updated periodically, is available via the Company’s investor relationship website at http://ir.eqt.com.

Cautionary Statements
The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that a company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We use certain terms, such as “EUR” (estimated ultimate recovery) and “3P” (proved, probable and possible), that the SEC’s guidelines prohibit us from including in filings with the SEC. These measures are by their nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly are less certain.

Total sales volume per day (or daily production) is an operational estimate of the daily production or sales volume on a typical day (excluding curtailments).

Disclosures in this news release contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding the Company’s strategy to develop its reserves; drilling plans and programs (including the number, type, average length-of-pay or lateral length and location of wells to be drilled and number and type of drilling rigs); projected natural gas prices, basis and average differential; total resource potential, reserves and EUR; projected Company and third party production sales volume and growth rates (including liquids sales volume and growth rates); projected unit costs and well costs; projected pipeline and net marketing services revenues; projected gathering and transmission volume and growth rates; infrastructure programs (including the timing, cost and capacity of the transmission and gathering expansion projects); the cost, capacity, timing of regulatory approvals and anticipated in-service date of the Mountain Valley Pipeline (MVP) project; the ultimate terms, partners and structure of the MVP joint venture; technology (including drilling and completion techniques); acquisition transactions; the projected general and administrative savings, capital efficiency savings and other operating efficiencies and synergies resulting from the Rice Merger, and the Company’s ability to achieve the anticipated synergies and efficiencies; monetization transactions, including asset sales, joint ventures or other transactions involving the Company’s assets; whether the Company will sell its Ohio midstream assets to EQM and the timing of such transaction or transactions; the timing of the Company’s announcement of a decision for addressing its sum-of-the-parts discount, and the impact of the results of such review; the projected cash flows resulting from the Company’s partnership interests in EQGP and RMP; internal rate of return (IRR) and returns per well; projected capital contributions and expenditures; potential future impairments of the Company’s assets; liquidity and financing requirements, including funding sources and availability; changes in the Company’s or EQM’s credit ratings; projected net income attributable to noncontrolling interests, adjusted operating cash flow attributable to EQT, adjusted operating cash flow attributable to EQT Production, EBITDA, revenues and cash-on-hand; hedging strategy; the effects of government regulation and litigation; projected dividend and distribution amounts and rates; and tax position, projected effective tax rate and the impact of changes in tax laws. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors,” of the Company’s Form 10-K for the year ended December 31, 2016 as filed with the SEC and the Company’s Form 10-K for the year ended December 31, 2017 to be filed with the SEC, as updated by any subsequent Form 10-Qs.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Information in this news release regarding EQGP and its subsidiaries, including EQM, and RMP is derived from publicly available information published or to be published by the partnerships.

2018 GUIDANCE
See the Non-GAAP Disclosures section for important information regarding the non-GAAP financial measures included in this news release, including reasons why EQT is unable to provide projections of its 2018 net cash provided by operating activities, the most comparable financial measure to adjusted operating cash flow attributable to EQT and EQT Production, calculated in accordance with GAAP.

PRODUCTION	Q1 2018	2018
Total production sales volume (Bcfe)	350 – 360	1,520 – 1,560
Liquids sales volume, excluding ethane (Mbbls)	3,230 – 3,250	12,300 – 12,600
Ethane sales volume (Mbbls)	1,540 – 1,560	4,900 – 5,200
Total liquids sales volume (Mbbls)	4,770 - 4,810	17,200 - 17,800

Marcellus / Utica Rigs		8 - 10
Top-hole rigs		4 - 5
Frac Crews		9 - 11

Unit Costs ($ / Mcfe)
Gathering to EQM and RMP		$ 0.48 – 0.50
Transmission to EQM		$ 0.11 – 0.13
Third-party gathering and transmission		$ 0.39 – 0.41
LOE, excluding production taxes		$ 0.07 – 0.09
Production taxes		$ 0.06 – 0.08
SG&A		$ 0.10 – 0.12
DD&A		$ 1.10 – 1.12
Development costs ($ / Mcfe)		$ 0.41 - 0.43

Average differential ($ / Mcf)	$ 0.15 – 0.25	$ (0.35) – (0.25)

Pipeline and net marketing services ($MM)	$ 60 – 70	$ 60 – 70

Processing expense ($MM)		$185

FINANCIAL ($MM)
Net income attributable to noncontrolling interest ($MM)	$ 130 – 140	$ 560 – 570

ADJUSTED OPERATING CASH FLOW ($MM)
Adjusted operating cash flow attributable to EQT Production		$ 2,300 – 2,350
Distributions from EQGP and RMP		$ 325 – 375
Interest, taxes, and other items		$ (25) – 25
Adjusted operating cash flow attributable to EQT		$ 2,650 – 2,750

Based on current NYMEX natural gas prices of $2.77

EQT CORPORATION AND SUBSIDIARIES
Statements of Consolidated Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017 (a)	2016	2017 (a)	2016
	(Thousands except per share amounts)
Revenues:
Sales of natural gas, oil and NGLs	$848,186	$522,099	$2,651,318	$1,594,997
Pipeline, water and net marketing services	113,772	73,572	336,676	262,342
Gain (loss) on derivatives not designated as hedges	167,328	(216,649)	390,021	(248,991)
Total operating revenues	1,129,286	379,022	3,378,015	1,608,348

Operating expenses:
Transportation and processing	155,096	114,534	559,839	365,817
Operation and maintenance	27,395	21,441	88,866	73,266
Production	52,925	48,734	182,737	174,826
Exploration	16,078	4,026	25,117	13,410
Selling, general and administrative	71,471	76,119	262,664	272,747
Depreciation, depletion and amortization	358,264	244,972	1,077,559	927,920
Impairment of long-lived assets	–	66,687	–	66,687
Acquisition costs	222,268	–	237,312	–
Amortization of intangible assets	10,940	–	10,940	–
Total operating expenses	914,437	576,513	2,445,034	1,894,673

Gain on sale / exchange of assets	–	8,025	–	8,025
Operating income (loss)	214,849	(189,466)	932,981	(278,300)

Other income	8,077	8,494	24,955	31,693
Loss on debt extinguishment	12,641	–	12,641	–
Interest expense	65,662	39,451	202,772	147,920
Income (loss) before income taxes	144,623	(220,423)	742,523	(394,527)
Income tax (benefit) expense	(1,234,712)	(111,638)	(1,115,619)	(263,464)
Net income (loss)	1,379,335	(108,785)	1,858,142	(131,063)
Less: Net income attributable to noncontrolling interests	99,264	83,173	349,613	321,920
Net income (loss) attributable to EQT Corporation	$1,280,071	$(191,958)	$1,508,529	$(452,983)

Earnings per share of common stock attributable to EQT Corporation:
Basic:
Weighted average common stock outstanding	218,937	172,906	187,380	166,978
Net income (loss)	$5.85	$(1.11)	$8.05	$(2.71)

Diluted:
Weighted average common stock outstanding	219,712	172,906	187,727	166,978
Net income (loss)	$5.83	$(1.11)	$8.04	$(2.71)
Dividends declared per common share	$0.03	$0.03	$0.12	$0.12
(a)	For the three months and year ended December 31, 2017, the EQT Statements of Consolidated Operations include the results of operations acquired in the Rice Merger for the period of November 13, 2017, through December 31, 2017.

EQT CORPORATION AND SUBSIDIARIES
PRICE RECONCILIATION

	Three Months Ended		Year Ended
	December 31,		December 31,
in thousands (unless noted)	2017 (e)	2016	2017 (e)	2016
NATURAL GAS
Sales volume (MMcf)	265,619	175,290	774,076	683,495
NYMEX price ($/MMBtu) (a)	$2.94	$2.98	$3.09	$2.47
Btu uplift	0.24	0.29	0.27	0.22
Natural gas price ($/Mcf)	$3.18	$3.27	$3.36	$2.69

Basis ($/Mcf) (b)	(0.55)	(0.88)	(0.54)	(0.81)
Cash settled basis swaps (not designated as hedges) ($/Mcf)	0.07	0.21	0.01	0.09
Average differential, including cash settled basis swaps ($/Mcf)	$(0.48)	$(0.67)	$(0.53)	$(0.72)
Average adjusted price ($/Mcf)	$2.70	$2.60	$2.83	$1.97
Cash settled derivatives (cash flow hedges) ($/Mcf)	0.01	0.11	0.01	0.13
Cash settled derivatives (not designated as hedges) ($/Mcf)	0.13	0.11	0.05	0.31
Average natural gas price, including cash settled derivatives ($/Mcf)	$2.84	$2.82	$2.89	$2.41
Natural gas sales, including cash settled derivatives	$752,523	$493,934	$2,237,234	$1,649,831

LIQUIDS
NGLs (excluding ethane):
Sales volume (MMcfe) (c)	18,971	15,512	74,060	57,243
Sales volume (Mbbls)	3,161	2,585	12,343	9,540
Price ($/Bbl)	$41.06	$27.55	$31.59	$19.43
Cash settled derivatives (not designated as hedges) ($/Bbl)	(1.46)	–	(0.69)	–
Average NGL price, including cash settled derivatives ($/Bbl)	$39.60	$27.55	$30.90	$19.43

NGL sales	$125,204	$71,217	$381,327	$185,405
Ethane:
Sales volume (MMcfe) (c)	8,462	6,546	33,432	13,856
Sales volume (Mbbls)	1,410	1,091	5,572	2,309
Price ($/Bbl)	$5.94	$5.64	$6.32	$5.08
Ethane sales	$8,383	$6,152	$35,241	$11,742
Oil:
Sales volume (MMcfe) (c)	1,387	1,051	5,952	4,373
Sales volume (Mbbls)	231	175	992	729
Price ($/Bbl)	$44.03	$40.79	$40.70	$34.73
Oil sales	$10,178	$7,148	$40,376	$25,312

Total liquids sales volume (MMcfe) (c )	28,820	23,109	113,444	75,472
Total liquids sales volume (Mbbls)	4,802	3,851	18,907	12,578

Liquids sales	$143,765	$84,517	$456,944	$222,459

TOTAL PRODUCTION
Total natural gas & liquids sales, including cash settled derivatives (d)	$896,288	$578,451	$2,694,178	$1,872,290
Total sales volume (MMcfe)	294,439	198,399	887,520	758,967

Average realized price ($/Mcfe)	$3.04	$2.92	$3.04	$2.47
(a)	The Company’s volume weighted NYMEX natural gas price (actual average NYMEX natural gas price ($/MMBtu) was $2.93 and $2.98 for the three months ended December 31, 2017 and 2016, respectively, and $3.11 and $2.46 for the twelve months ended December 31, 2017 and 2016, respectively).
(b)	Basis represents the difference between the ultimate sales price for natural gas and the NYMEX natural gas price.
(c)	NGLs, ethane and crude oil were converted to Mcfe at the rate of six Mcfe per barrel for all periods.
(d)	Also referred to in this report as EQT Production adjusted operating revenues, a non-GAAP supplemental financial measure.
(e)	For the three months and year ended December 31, 2017, EQT Production includes the results of production operations acquired in the Rice Merger for the period of November 13, 2017 through December 31, 2017.

EQT PRODUCTION
RESULTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017(d)	2016	2017 (d)	2016
OPERATIONAL DATA
Sales volume detail (MMcfe):
Marcellus (a)	247,498	173,707	770,620	660,146
Ohio Utica	24,018	109	24,266	536
Other	22,923	24,583	92,634	98,285
Total production sales volumes (b)	294,439	198,399	887,520	758,967

Average daily sales volumes (MMcfe/d)	3,200	2,157	2,432	2,074

Average realized price ($/Mcfe)	$3.04	$2.92	$3.04	$2.47

Gathering to EQM and RMP ($/Mcfe)	$0.44	$0.46	$0.47	$0.48
Transmission to EQM ($/Mcfe)	$0.16	$0.22	$0.20	$0.20
Third party gathering and transmission ($/Mcfe)	$0.37	$0.39	$0.42	$0.32
Processing ($/Mcfe)	$0.16	$0.18	$0.20	$0.16
Lease operating expenses (LOE), excluding production taxes ($/Mcfe)	$0.12	$0.14	$0.13	$0.15
Production taxes ($/Mcfe)	$0.06	$0.10	$0.08	$0.08
Production depletion ($/Mcfe)	$1.06	$1.06	$1.04	$1.06

Depreciation, depletion and amortization (DD&A) (thousands):
Production depletion	$311,051	$209,475	$924,430	$803,883
Other DD&A	16,641	14,290	57,673	55,135
Total DD&A	$327,692	$223,765	$982,103	$859,018

Capital expenditures (thousands) (c)	$579,612	$979,160	$2,430,094	$2,073,907

FINANCIAL DATA (thousands)
Revenues:
Sales of natural gas, oil and NGLs	$848,186	$522,099	$2,651,318	$1,594,997
Pipeline and net marketing services	33,342	12,852	64,998	41,048
Gain (loss) on derivatives not designated as hedges	167,328	(216,649)	390,021	(248,991)
Total operating revenues	1,048,856	318,302	3,106,337	1,387,054

Operating expenses:
Gathering	145,310	106,076	480,111	413,758
Transmission	141,101	106,373	495,635	341,569
Processing	45,793	36,435	179,538	124,864
LOE, excluding production taxes	36,415	27,999	113,937	112,509
Production taxes	16,558	20,735	68,848	62,317
Exploration	16,077	4,026	25,117	13,410
Selling, general and administrative (SG&A)	46,931	45,032	165,792	180,426
DD&A	327,692	223,765	982,103	859,018
Amortization of intangible assets	5,540	-	5,540	-
Impairment of long-lived assets	-	6,939	-	6,939
Total operating expenses	781,417	577,380	2,516,621	2,114,810
Gain on sale / exchange of assets	-	8,025	-	8,025
Operating income (loss)	$267,439	$(251,053)	$589,716	$(719,731)
(a)	Includes Upper Devonian wells.
(b)	NGLs, ethane and crude oil were converted to Mcfe at the rate of six Mcfe per barrel for all periods.
(c)	Includes measurement period adjustments of $(11.8) million for acquisitions during the three months ended December 31, 2017. Includes cash capital expenditures of $638.4 million and non-cash capital expenditures of $83.9 million related to acquisitions during the three months ended December 31, 2016. Includes cash capital expenditures of $819.0 million, non-cash capital expenditures of $10.0 million and measurement period adjustments of $(14.3) million for acquisitions during the year ended December 31, 2017. Includes cash capital expenditures of $1,051.2 million and non-cash capital expenditures of $87.6 million related to acquisitions during the year ended December 31, 2016.
(d)	For the three months and year ended December 31, 2017, the operating income for EQT Production includes the results of operations for the production operations and retained midstream operations acquired in the Rice Merger for the period of November 13, 2017 through December 31, 2017.

EQM GATHERING
RESULTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
FINANCIAL DATA	(Thousands, other than per day amounts)
Firm reservation fee revenues	$106,454	$90,110	$407,355	$339,237
Volumetric based fee revenues:
Usage fees under firm contracts (a)	13,033	6,893	32,206	38,408
Usage fees under interruptible contracts	4,053	3,186	14,975	19,849
Total volumetric based fee revenues	17,086	10,079	47,181	58,257
Total operating revenues	123,540	100,189	454,536	397,494

Operating expenses:
Operating and maintenance	12,153	10,627	43,235	38,367
SG&A	10,142	10,907	38,942	39,678
Depreciation and amortization	10,398	7,902	38,796	30,422
Total operating expenses	32,693	29,436	120,973	108,467

Operating income	$90,847	$70,753	$333,563	$289,027

OPERATIONAL DATA
Gathered volumes (BBtu per day)
Firm capacity reservation	1,956	1,697	1,826	1,553
Volumetric based services (b)	565	285	361	420
Total gathered volumes	2,521	1,982	2,187	1,973

Capital expenditures	$46,143	$47,560	$196,871	$295,315
(a)	Includes fees on volumes gathered in excess of firm contracted capacity.
(b)	Includes volumes gathered under interruptible contracts and volumes gathered in excess of firm contracted capacity.

EQM TRANSMISSION
RESULTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
FINANCIAL DATA	(Thousands, other than per day amounts)
Firm reservation fee revenues	$91,969	$87,813	$348,193	$277,816
Volumetric based fee revenues:	-
Usage fees under firm contracts (a)	3,956	3,405	13,743	45,679
Usage fees under interruptible contracts	5,046	3,607	17,624	14,625
Total volumetric based fee revenues	9,002	7,012	31,367	60,304
Total operating revenues	100,971	94,825	379,560	338,120

Operating expenses:
Operating and maintenance	11,093	10,899	41,482	34,846
SG&A	8,832	8,477	32,244	33,083
Depreciation and amortization	22,896	11,612	58,689	32,269
Total operating expenses	42,821	30,988	132,415	100,198

Operating income	$58,150	$63,837	$247,145	$237,922

OPERATIONAL DATA
Transmission pipeline throughput (BBtu per day)
Firm capacity reservation	2,743	2,054	2,399	1,651
Volumetric based services (b)	65	57	37	430
Total transmission pipeline throughput	2,808	2,111	2,436	2,081

Average contracted firm transmission reservation commitments (BBtu per day)
	3,952	3,485	3,627	2,814

Capital expenditures	$37,423	$38,092	$111,102	$292,049
(a)	Includes commodity charges and fees on all volumes transported under firm contracts as well as transmission fees on volumes in excess of firm contracted capacity.
(b)	Includes volumes transported under interruptible contracts and volumes transported in excess of firm contracted capacity.

RMP GATHERING
RESULTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017 (a)	2016	2017 (a)	2016
FINANCIAL DATA	(Thousands, other than per day amounts)
Gathering revenues
Affiliate	$26,242	$–	$26,242	$–
Third-party	19	–	19	–
Total gathering revenues	26,261	–	26,261	–

Compression revenues:
Affiliate	4,343	–	4,343	–
Third-party	10	–	10	–
Total compression revenues	4,353	–	4,353	–
Total operating revenues	30,614	–	30,614	–

Operating expenses:
Operation and maintenance expense	1,584	–	1,584	–
General and administrative expense	3,265	–	3,265	–
Depreciation expense	3,965	–	3,965	–
Total operating expenses	8,814	–	8,814	–

Operating income (loss)	$21,800	$–	$21,800	$–

OPERATIONAL DATA
Gathered volumes (BBtu/d)	1,547	–	1,547	–

Compression volumes (BBtu/d)	1,155	–	1,155	–

Capital expenditures	$28,320	$–	$28,320	$–
(a)	This table sets forth selected financial and operational data for RMP Gathering for the period November 13, 2017, through December 31, 2017, as the Company completed the Rice Merger on November 13, 2017.

RMP WATER
RESULTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017 (a)	2016	2017 (a)	2016
FINANCIAL DATA	(Thousands, other than per day amounts)
Operating revenues
Affiliate	$13,549	$–	$13,549	–
Third-party	56	–	56	–
Total operating revenues	$13,605	–	13,605	–

Operating expenses:
Operation and maintenance expense	5,598	–	5,598	–
General and administrative expense	347	–	347	–
Depreciation expense	3,515	–	3,515	–
Total operating expenses	9,460	–	9,460	–

Operating income (loss)	$4,145	$–	$4,145	$–

OPERATIONAL DATA
Water services volumes (MMgal)	226	–	226	–

Capital expenditures	$6,233	$–	$6,233	$–
(a)	This table sets forth selected financial and operational data for RMP Water for the period November 13, 2017 through December 31, 2017, as the Company completed the Rice Merger on November 13, 2017.

CONTACT:
EQT analyst inquiries:
Patrick Kane – Chief Investor Relations Officer, 412-553-7833
pkane@eqt.com
or
EQT Midstream Partners / EQT GP Holdings / Rice Midstream Partners analyst inquiries:
Nate Tetlow – Investor Relations Director, 412-553-5834
ntetlow@eqt.com
or
Media inquiries:
Natalie Cox – Corporate Director, Communications, 412-395-3941
ncox@eqt.com